Exhibit 99.1
CONTACT: ERNESTO BAUTISTA III, CFO
(281) 921-6400
Release #09-09
CARBO CERAMICS INC. ANNOUNCES SECOND QUARTER 2009 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Quarterly revenues of $69.3 million were down 22% compared to the prior year, despite a corresponding 50% drop in the U.S. drilling rig count

•	Quarterly global proppant sales volume of 216 million pounds was down 23 percent versus the prior year

•	Net income of $9.4 million, or $0.41 per diluted share, for the quarter

•	Quarterly dividend was raised for the 9th consecutive year

Houston, Texas (July 30, 2009) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $9.4 million, or $0.41 per diluted share, on revenues of $69.3 million for the quarter ended June 30, 2009. The Company previously reported that it had sold its fracture and reservoir diagnostics business. Because of the transaction, which closed on October 10, 2008, the 2008 operating results of this business have been accounted for as discontinued operations. Continuing operations include the Company’s ceramic proppant, software, consulting services and geotechnical monitoring businesses.
President and CEO Gary Kolstad commented, “The economic challenges faced by the oil and gas industry over the last several months have resulted in significant reductions in drilling and completion activities. Given this trend, we are pleased with our second quarter operating results. While our sales volumes and associated revenues were lower than those experienced last quarter and during the same period last year, the percentage declines in either case are better than the declines experienced in the worldwide and North American rig counts. In the second quarter, we continued to see strong demand for our newest product CARBOHYDROPROP® in the large resource plays, and more operator acceptance of the benefits of Economic ConductivityTM. We believe these events are particularly significant given the operating environment we faced during the quarter, and are a testament to the value that E&P companies can derive from CARBO’s products.”
Second Quarter Results
Revenues for the second quarter of 2009 decreased 22 percent compared to the second quarter of 2008 and decreased 24 percent compared to the first quarter of 2009. Worldwide proppant sales volume totaled 216 million pounds for the second quarter of 2009, representing a year-over-year decrease of 23 percent and a sequential decrease of 14 percent. Quarterly proppant sales volume in the U.S. decreased 17 percent year-over-year, but actually grew by 1 percent sequentially, in spite of drilling rig count decreases of approximately 50 percent and 30 percent, respectively.
Operating profit for the second quarter of 2009 decreased $3.2 million compared to the second quarter of 2008, while operating margins increased slightly, as a lower sales volume was partially offset by reduced freight and other operational costs and a favorable product mix. Selling, general and administrative expenses were virtually flat year-over-year and lower sequentially, as savings were realized from cost reduction initiatives.
Income from continuing operations for the second quarter of 2009 decreased $2.4 million compared to the second quarter of 2008.

CARBO Ceramics 2009 Second Quarter Earnings Release
July 30, 2009

As previously disclosed, on August 28, 2008, the Company’s Board of Directors authorized the repurchase of up to two million shares of the Company’s common stock. During the second quarter of 2009, the Company repurchased under this plan a total of 236,885 shares at an aggregate cost of $8.2 million. As of June 30, 2009, the Company had repurchased and retired approximately 1.7 million shares under this plan.
Technology and Business Highlights
Highlights for the second quarter of 2009 included:
•	Over 2 million pounds of CARBOECONOPROP® were pumped for Brigham Exploration Company (Brigham) in conjunction with the completion of the Strobeck 27-34 #1H well in North Dakota’s Williston Basin. In their announcement, Brigham stated that the initial production rate from this Three Forks formation well was 2,021 barrels of oil equivalent per day, and further reported that this appears to be the second highest initial rate for a Three Forks completion. This result once again shows the validity of Economic ConductivityTM and how an incremental investment in high quality proppant can improve production and help optimize an operator’s return on investment.

•	E&P operators continued to select CARBO’s proppant when stimulating their unconventional gas reservoirs, as U.S. proppant sales volume for the quarter actually increased sequentially versus an approximate 30 percent decrease in the U.S. drilling rig count. In the Haynesville, CARBO provided a variety of proppant to over a dozen different operators, with increasing volumes, while also supplying products in the Marcellus, Bakken, Montney, Eagleford and Woodford resource plays.

•	CARBO’s geotechnical monitoring company, Applied Geomechanics, Inc., is providing the FAA with concrete strain gauges at the National Airport Pavement Test Facility in Atlantic City, NJ. These sensors are used to evaluate performance of new concrete mix designs under simulated, full-scale accelerated aircraft loading.
Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “Although the decline rate of the North American rig count has recently slowed, it is still unclear as to when the market will bottom. At some point, the self-correcting nature of the oil and gas industry should react positively to the reduced natural gas drilling activity; however it is possible that a notable recovery is not experienced until sometime in 2010. Nevertheless, we will continue to focus our efforts on expanding our client base in the large resource plays where our business keeps building as a result of the growing acceptance for our products. With respect to our financial situation, our balance sheet and overall financial condition remain strong. In fact, we recently announced an increase to our quarterly dividend demonstrating continued confidence in CARBO’s outlook and financial strength.”
As previously announced, a conference call to discuss the Company’s second quarter results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 800-860-2442 and refer to the “CARBO Ceramics Conference Call.” International callers should dial 412-858-4600. The call can also be accessed live or on a delayed basis via the Company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Houston, Texas, is the world’s largest supplier of ceramic proppant, the provider of the world’s most popular fracture simulation software, and a leading provider of fracture design and consulting services. The Company also provides a broad range of technologies for geotechnical monitoring.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand and prices charged for our products, changes in the demand for, or

CARBO Ceramics 2009 Second Quarter Earnings Release
July 30, 2009

price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2009 Second Quarter Earnings Release
July 30, 2009

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$69,322	$89,285	$159,964	$179,660
Cost of sales	46,130	62,865	100,788	126,196

Gross profit	23,192	26,420	59,176	53,464
Selling, general & administrative expenses	8,831	8,737	20,263	17,319
Start-up costs	—	—	—	231
Loss on disposal or impairment of assets	24	178	91	110

Operating profit	14,337	17,505	38,822	35,804
Interest income, net	116	22	320	56
Foreign currency exchange (loss) gain, net	(205)	(66)	(246)	1,427
Other income, net	3	170	178	187

Income before income taxes	14,251	17,631	39,074	37,474
Income taxes	4,864	5,882	13,259	12,870

Income from continuing operations	9,387	11,749	25,815	24,604

Discontinued operations (1):
Operating results, net of income taxes	—	1,781	—	3,157

Net income	$9,387	$13,530	$25,815	$27,761

(1)	Discontinued operations include the Company’s fracture mapping and reservoir monitoring assets, which were sold on October 10, 2008.

Basic earnings per share:
Continuing operations	$0.41	$0.48	$1.11	$1.01
Discontinued operations	—	0.07	—	0.13

Basic earnings per share	$0.41	$0.55	$1.11	$1.14

Diluted earnings per share:
Continuing operations	$0.41	$0.48	$1.11	$1.00
Discontinued operations	—	0.07	—	0.13

Diluted earnings per share	$0.41	$0.55	$1.11	$1.13

Average shares outstanding:
Basic	23,086	24,466	23,272	24,459

Diluted	23,137	24,577	23,324	24,557

Depreciation and amortization:
Continuing operations	$6,133	$6,188	$12,324	$12,253
Discontinued operations	—	1,502	—	2,956

	$6,133	$7,690	$12,324	$15,209

CARBO Ceramics 2009 Second Quarter Earnings Release
July 30, 2009

Selected Balance Sheet Information

	June 30, 2009	Dec. 31, 2008
	(In thousands)
Assets
Cash and cash equivalents	$92,475	$154,817
Other current assets	134,182	140,895
Property, plant and equipment, net	250,506	244,902
Intangible and other assets, net	3,391	3,806
Total assets	485,413	549,279

Liabilities and Shareholders’ Equity
Accrued income taxes	$—	$47,929
Other current liabilities	22,804	35,919
Deferred income taxes	24,747	22,897
Shareholders’ equity	437,862	442,534

Total liabilities and shareholders’ equity	$485,413	$549,279